UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
December 12, 2012 (December 10, 2012)

HDS INTERNATIONAL CORP.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-53949
(Commission File No.)

10 Dorrance Street
Suite 700
Providence, RI   02903
(Address of principal executive offices and Zip Code)

(401) 400-0028
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                      ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 10, 2012, we, through our wholly-owned Canadian subsidiary, HDS Energy and Ecosystems NB, Ltd., entered into a new technology license agreement with Hillwinds Energy Development Corp., which expands the geographic territory under our previous technology licenses.  All previous license agreements between HDS and HEDC, including the asset acquisition agreement dated August 15, 2011, and the intellectual property agreement entered into September 2, 2011, have been terminated and superseded in their entirety by the new license agreement.

There has been no change to the technology licensed.  However, the new license agreement expands our exclusive geographic territory to cover the entire Province of New Brunswick, Canada, as compared to our previous exclusive geographic territory, which was defined as Back Bay, New Brunswick, Canada, and any geography within 50 miles from the center of Back Bay, with the boundary on the west being the border with the State of Maine in the United States.

The financial terms of the transactions herein described were deemed immaterial, with no cash or securities paid or owed by the Company to HEDC.  HEDC is controlled by the Company’s officers and directors, who also control the majority of the Company’s basic and fully diluted shares of common stock, and accordingly this transaction was classified as a related-party transaction and was not conducted at arms-length.

ITEM 1.02          TERMINATION OF MATERIAL CONTRACT.

On December 10, 2012, we terminated the intellectual property agreement acquired from Hillwinds Ocean Energy LLC, filed as Exhibit A of Exhibit 10.1 on Form 8-K, August 17, 2011 and Intellectual Property License Agreement with Hillwinds Energy Development Corp. filed as Exhibit 10.1 on Form 10-K, April 16, 2012.

ITEM 7.01          REGULATION FD DISCLOSURE.

On December 10, 2012, we announced that we terminated all of our previous licensing agreements with Hillwinds Energy Development Corp. and entered into a new licensing agreement with Hillwinds Energy Development Corp.

ITEM 9.01          EXHIBITS.

Exhibit	Document Description

10.1	IP Licensing Agreement with Hillwinds Energy Development Corp. dated December 10, 2012.
99.1	Press Release – December 10, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 10th day of December, 2012.

HDS INTERNATIONAL CORP.

BY:	TASSOS RECACHINAS
Tassos Recachinas
President